EXHIBIT 11.1

                          GLASGAL COMMUNICATIONS, INC.
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

                  Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and common stock equivalents outstanding during each year.


                                             1997                          1996                         1995
                                             ----                          ----                         ----



Income (loss) from
continuing operations                         $702,000                   $(5,149,000)                 $2,596,000

Discontinued operations                    (5,662,000)                    (8,046,000)                (4,989,000)

Extraordinary item                                   -                      (223,000)                          -
                                            ----------                   ------------                 ----------

Net loss                                  $(4,960,000)                  $(13,418,000)               $(2,393,000)
                                           ===========                   ============                ===========



Weighted average number
of shares outstanding                       21,151,000                     18,354,000                 16,181,000

Assumed issuances under
exercise of stock options
and warrants                                 2,406,000                           -(1)                  1,800,000
                                            ----------                     ----------                 ----------

Weighted average and
common stock equivalents                    23,557,000                     18,354,000                 17,981,000
                                            ==========                     ==========                 ==========




Income (loss) per share
from continuing operations                      $.03                         $(.28)                          $.14

Discontinued operations
per share                                       (.24)                         (.44)                          (.27)

Extraordinary item per
   share                                           -                          (.01)                             -
                                                -----                      ------                            -----

Net loss per share                             ($.21)                        ($.73)                         ($.13)
                                               ======                        ======                         ======




(1) Common stock equivalents outstanding for 1996 were antidilutive and therefore not included.